        Exhibit 10 - Material Contracts

                        RUSHMORE INSURANCE SERVICES, INC.
                             650 ONE GALLERIA TOWER
                                 13355 NOEL ROAD
                               DALLAS, TEXAS 75240

                                  July 16,1998

Michael G. Brown, d/b/a
Future Benefits of America
10501 N. Central Expressway
Suite 101
Dallas, Texas 75231

Dear Mr. Brown:

         This letter (i) will serve as an addendum and supplement to the Affiliation Agreement, which is duly executed and attached hereto as Exhibit "A", and (ii) sets forth the terms under which Rushmore Insurance Services, Inc. ("RISI"), an affiliate of Rushmore Financial Group, Inc. ("RFGI"), will engage in a joint marketing program with Michael G. Brown, d/b/a Future Benefits of America ("FBA") and a process of determining a business combination between RISI and FBA.

         1. FBA represents that it is a life and health insurance agency duly registered with the Texas Department of Insurance and conducting business in the states of Texas, Oklahoma, Louisiana, New Mexico, Colorado, Arizona, Utah, Nevada, Montana and North Dakota through agency designations by Provident American Insurance Company and Southwestern Life Insurance Company, and that it is qualified to conduct business in the states in which it now operates.

         2. RISI represents that it is a life and health insurance agency duly registered with the Texas Department of Insurance and conducting business in 39 states through agency designations from more than 40 life insurance companies, including Legion Insurance Company ("Legion"), for which RISI markets policies through its affiliation with the American Financial Freedom Association ("AFFA").

         3. RISI hereby appoints FBA as an Executive National Marketing Director of RISI and authorizes FBA to establish a Career Brokerage Division within RISI to market the insurance policies and products in all states where FBA is qualified of all insurers for which RISI serves as agent, upon completion of enrollment of all FBA agents and subagents with such insurers and in such states. FBA will bear the cost of such state application fees.

         4. Prior to engaging in marketing of RISI products, each agent of FBA in order to become approved with RISI, must sign an Affiliation Agreement in the form attached hereto as Exhibit A, and pay a $25 processing fee ($75 if previously unlicensed). RISI, FBA, and RISI's Career Partners Division shall work during the next 90 days to develop an agent's agreement for common use by agents in all three units. However, nothing herein shall cause agents of FBA to become direct agents of RISI, and their primary affiliation shall be and remain as contract agents of FBA only during the term of this Agreement, and FBA shall have a superior and prior relationship to its agents.

         5. The parties will actively review the feasibility and desirability of a business combination between RISI and FBA by which all of the revenue and expense of both will pass through and inure to the benefit of RFGI. Such combination would occur before the end of 1998, unless factors arise in the meantime indicating a later effective date. The terms of any such combination shall supersede the provisions of this Agreement.

         6. RISI will grant to the Career Partners Division of RISI an additional 1% override commission on all first year premiums produced by FBA from sale of Legion health insurance policies, and RISI's Career Partner Division will pay to FBA a 1% additional override commission on all first year premiums produced by the Career Partners Division on Legion health insurance policies.

         7. Pending a business combination, FBA and its agents and employees will remain as independent agents, and neither RISI nor RFGI shall have any responsibility for any tax withholding or employee benefits to the employees of FBA and its agents. No partnership, joint venture or trust is created hereby, and the parties are and shall remain independent contractors having only the rights and obligations created by this Agreement. FBA will pay all of its own rent, salaries, postage, advertising, newsletter, lead costs and similar and other general and administrative costs.

         8. For sales by RISI and FBA of policies issued by Legion Insurance Company, RISI shall pay commission received by it on first year and renewal premiums in accordance with the schedule set forth in Exhibit B.

         9. FBA and RISI will instruct their agents not to interfere with the efforts of each other in the recruitment of new leads for insurance or in the termination and re-writing of any policy.

         10. FBA and Rushmore will review and adjust future overhead expenses debted to FBA in order to allow for increased FBA administrative responsibilities resulting from growth in sales of RISI products.

         11. This Agreement may be terminated by either party with 90 days advance notice, unless termination is based upon an alleged material default by the other party, in which case termination shall occur 30 days after notice is given of such default unless the default is cured within such 30 day period.

         12. FBA will use its best efforts to see that RISI is appointed as a managing general agent of Provident American Insurance Company subject to meeting all licensing requirements.

         13. Each party to this Agreement shall bear its own legal, accounting and other related expenses in connection with the transactions provided for herein. Each of the parties hereto agrees to hold the other harmless from and against any liability for broker's or finder's fees in connection with the purchase and sale provided for herein arising out of contracts, express or implied, which may be asserted against the noncontracting parties.

         14. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof, and the parties are not bound by any agreements, understandings, or conditions other than as expressly set forth herein.

         15. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto.

         16. The failure of any party to act to enforce rights hereunder shall not be deemed a waiver and shall not preclude enforcement of any rights hereunder. No waiver of any term or provision of this Agreement on the part of a party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

         17. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

         18. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators, and legal representatives, and shall not be construed as conferring and are not intended to confer any rights on any other persons.

         19. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         19. This Agreement may be amended or modified only by an agreement in writing signed by all of the parties hereto.

         Any alleged uncertainty or ambiguity in this Agreement shall not be construed for or against a party based on attribution of drafting to such party.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, or through their duly authorized officers have duly executed, this Agreement effective as of the date first above written.

                                           FUTURE BENEFITS OF AMERICA



                                           By:       /s/ Michael G. Brown
                                              ----------------------------------
                                                     Michael G. Brown

                                           RUSHMORE INSURANCE SERVICES, INC.




                                           By:       /s/ D. M. Moore, Jr.
                                              ----------------------------------
                                                     D.M. Moore, Jr., CEO




                                           And by:   /s/ Richard C. Lee
                                                  ------------------------------
                                                     Richard C. Lee, Director
                                                     Career Partners Division